Exhibit 99.1

Transbotics Secures AGV System Order

CHARLOTTE, N.C.--(BUSINESS WIRE)--Transbotics Corporation, (OTCBB:TNSB) (www.transbotics.com), announced it received an order for an Automatic Guided Vehicle System (AGVS) from a new customer that manufactures forklifts. The order, totaling approximately $1,900,000, is to be installed over approximately eight months and will include multiple wire-guided assembly vehicles, controls, hardware, and other related equipment, software, and engineering services.

“We are pleased to provide an AGV system which will be an integral part of their assembly process, stated Charlie Robison, CEO of Transbotics Corporation. “Using an AGV as the platform to assemble a finished product offers greater flexibility to the customer and eliminates the single point of failure issues that plague traditional assembly processes. ”

For over 20 years Transbotics Corporation has specialized in the design, development, support and installation of automated material handling systems with an emphasis on Automatic Guided Vehicles (AGVs). The Company is a systems integrator that manufactures, installs and supports various automation technologies including: AGVs, robots, conveyors, batteries, chargers, motors and other related products.

Transbotics provides unique automation solutions to a variety of industries in addition to the automotive (tier one supplier), including aerospace and defense, food and beverage, paper and allied products, newsprint and publishing, entertainment, microelectronics, plastics and primary metals. Transbotics’ current customers include Fortune 500 companies as well as small manufacturing companies.

This release (including information incorporated by reference herein) may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operation, plans, objectives, future performance and business of the Company. These forward-looking statements involve certain risk, including, without limitation, the uncertainties detailed in Transbotics Corporation Securities and Exchange Commission filings.

CONTACT:
Transbotics
Charlie Robison, CEO, 704-362-1115